Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Employee Benefits Committee of the

    Sirius Satellite Radio 401(k) Savings Plan:

We consent to the incorporation by reference in the Registration Statement (Nos. 333-47954, 333-62818, 333-65473, 333-74752, 333-81914, 333-100083, 333-101515, 333-106020, 333-111221, 333-119479, 333-125118, 333-133277, 333-139214, 333-142726, 333-149186, 333-156441, 333-158156) on Form S-8 of Sirius XM Radio Inc. of our report dated June 29, 2009 relating to the statement of net assets available for benefits of the Sirius Satellite Radio 401(k) Savings Plan as of December 31, 2008, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2008, Schedule H, line 4j – schedule of reportable transactions for the year ended December 31, 2008, and Schedule H, line 4a – schedule of delinquent participant contributions for the year ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of the Sirius Satellite Radio 401(k) Savings Plan.

/s/ KPMG LLP

New York, New York
June 29, 2009